Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
February 24, 2010
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
703-903-3883

FREDDIE MAC RELEASES FOURTH QUARTER AND FULL-YEAR 2009 FINANCIAL RESULTS

Summary

•	Fourth quarter 2009 net loss was $6.5 billion. After the dividend payment of $1.3 billion to the U.S. Department of the Treasury (Treasury) on the senior preferred stock, net loss attributable to common stockholders was $7.8 billion, or $2.39 per diluted common share, for the fourth quarter of 2009.

•	Fourth quarter results reflect net interest income of $4.5 billion, a write-down of $3.4 billion of the carrying value of the company’s Low-Income Housing Tax Credit (LIHTC) partnership investments and credit-related expenses of $7.1 billion.

•	Full-year 2009 net loss was $21.6 billion. After dividend payments of $4.1 billion during the year to Treasury on the senior preferred stock, net loss attributable to common stockholders was $25.7 billion, or $7.89 per diluted common share, for the full-year 2009.

•	Net worth at December 31, 2009 was $4.4 billion. As a result of the positive net worth, no additional funding from Treasury was required under the terms of the Senior Preferred Stock Purchase Agreement (Purchase Agreement) for the fourth quarter.

•	In 2009, Freddie Mac played a critical role in supporting the nation’s housing market by:

•	Providing $548.4 billion of liquidity to the mortgage market, helping finance approximately 2.2 million conforming single-family loans and approximately 253,000 units of multifamily rental housing.

•	Helping more than 272,000 borrowers stay in their homes or sell their properties through the company’s long-standing foreclosure avoidance programs and the Home Affordable Modification program (HAMP), including 129,380 loans that remained in HAMP trial periods as of December 31, 2009 according to information provided by the Making Home Affordable (MHA) program administrator.

•	Refinancing approximately $379 billion of single-family loans, creating an estimated $4.5 billion in annual interest savings for borrowers nationwide — this includes approximately 169,000 borrowers whose payments were reduced by an average of $2,000 annually under the Freddie Mac Relief Refinance Mortgagesm.

Freddie Mac Fourth Quarter 2009 Financial Results
February 24, 2010

McLean, VA — Freddie Mac (NYSE:FRE) today reported a net loss of $21.6 billion for the full- year 2009, compared to a net loss of $50.1 billion for the full-year 2008. After dividend payments of $4.1 billion during the year on its senior preferred stock to Treasury, Freddie Mac reported a net loss attributable to common stockholders of $25.7 billion, or $7.89 per diluted common share, for the full-year 2009, compared to a net loss attributable to common stockholders of $50.8 billion, or $34.60 per diluted common share, for the full-year 2008.

For the quarter ended December 31, 2009, the company reported a net loss of $6.5 billion, compared to a net loss of $5.4 billion for the quarter ended September 30, 2009. After the dividend payment of $1.3 billion on its senior preferred stock to Treasury, Freddie Mac reported a net loss attributable to common stockholders of $7.8 billion, or $2.39 per diluted common share, in the fourth quarter of 2009, compared to a net loss attributable to common stockholders of $6.7 billion, or $2.06 per diluted common share, in the third quarter of 2009.

Fourth quarter and full-year 2009 results were negatively impacted by $7.1 billion and $29.8 billion in credit-related expenses, respectively, reflecting the challenging economic conditions during 2009. In addition, fourth quarter and full-year 2009 results were affected by $3.4 billion and $4.2 billion in LIHTC partnerships expense, respectively, primarily due to the write-down of the carrying value of the company’s LIHTC partnership investments to zero as of December 31, 2009. These results were partially offset by net interest income of $4.5 billion in the fourth quarter of 2009 and $17.1 billion in the full-year 2009, mainly due to lower funding costs. Freddie Mac had positive net worth of $4.4 billion at December 31, 2009, compared to positive net worth of $9.4 billion at September 30, 2009. As a result of the positive net worth, no additional funding was required from Treasury under the terms of the Purchase Agreement for the fourth quarter. The decline in positive net worth for the fourth quarter of 2009 resulted from the fourth quarter 2009 net loss of $6.5 billion and the dividend payment of $1.3 billion to Treasury on the senior preferred stock, partially offset by a $2.7 billion decrease in unrealized losses recorded in accumulated other comprehensive income (loss) (AOCI) primarily driven by improved values on the company’s available-for-sale (AFS) securities. Freddie Mac had a net worth deficit of $30.6 billion at December 31, 2008.

“In a trying and turbulent year, Freddie Mac played a critical role in supporting the nation’s housing recovery,” said Freddie Mac Chief Executive Officer Charles E. Haldeman, Jr. “We provided a constant source of liquidity — purchasing one out of every four home loans originated last year — and our presence in the market helped keep mortgage rates at historic lows. We also helped approximately 1.8 million borrowers lower their mortgage payments, and more than a quarter million families avoid foreclosure.

Freddie Mac Fourth Quarter 2009 Financial Results
February 24, 2010

“We start 2010 with some early signs of stabilization in the housing market, with house prices and home sales likely nearing the bottom sometime in 2010. We expect that low mortgage rates, relatively high affordability and the homebuyer tax credit will help continue to fuel the recovery. Still, the housing recovery remains fragile, with significant downside risk posed by high unemployment and a potential large wave of foreclosures. That’s why our commitment to help struggling homeowners is steadfast — and we will continue working to find ways to keep families in their homes through both our own programs and the Obama Administration’s Making Home Affordable Program.”

GAAP Results

	Full-Year		Three Months Ended

($ in millions)	2009	2009(1)	December 31, 2009	September 30, 2008(1	)(2)

Net interest income	$17,073	$6,796	$4,497	$4,462
Management and guarantee income	3,033	3,370	743	800
Low-income housing tax credit partnerships	(4,155)	(453)	(3,403)	(479)
Other non-interest income (loss)	(1,610)	(32,092)	883	(1,403)

Total revenues	14,341	(22,379)	2,720	3,380

Administrative expenses	(1,651)	(1,505)	(463)	(433)
Credit-related expenses	(29,837)	(17,529)	(7,065)	(7,877)
Other non-interest expense	(5,237)	(3,151)	(1,223)	(628)

Total expenses	(36,725)	(22,185)	(8,751)	(8,938)

Loss before income tax benefit (expense)	(22,384)	(44,564)	(6,031)	(5,558)
Income tax benefit (expense)	830	(5,552)	(440)	149

Net loss	$(21,554)	$(50,116)	$(6,471)	$(5,409)

Less: Net (income) loss attributable to noncontrolling interest	1	(3)	(1)	1

Net loss attributable to Freddie Mac	$(21,553)	$(50,119)	$(6,472)	$(5,408)

Senior preferred stock dividends declared	$(4,105)	$(172)	$(1,292)	$(1,294)

Total equity (deficit) / GAAP net worth (at period end)	$4,372	$(30,634)	$4,372	$9,420

AOCI, net of taxes (at period end)	$(23,648)	$(32,357)	$(23,648)	$(26,355)

(1)	Certain amounts in prior periods have been reclassified to conform to the current presentation.
(2)	During the fourth quarter of 2009, the company identified two errors in loss severity rate inputs used by its models to estimate the company’s single-family loan loss reserves. These errors affected amounts previously reported. Freddie Mac has concluded that while these errors are not material to the company’s previously issued consolidated financial statements for the first three quarters of 2009 or to its consolidated financial statements for the full-year 2009, the cumulative impact of correcting these errors in the fourth quarter would have been material to the fourth quarter of 2009. Freddie Mac revised its previously reported results for the first three quarters of 2009 to correct these errors in the appropriate quarterly period. These revisions resulted in a net increase to provision for credit losses in the amounts of $124 million, $466 million and $396 million for the first, second and third quarters of 2009, respectively. The company will appropriately revise the 2009 results in each of its quarterly filings on Form 10-Q when next presented throughout 2010.

Freddie Mac Fourth Quarter 2009 Financial Results
February 24, 2010

Net interest income for the fourth quarter of 2009 was $4.5 billion, relatively unchanged from the third quarter of 2009. Net interest yield on a fully taxable-equivalent basis for the fourth quarter of 2009 was 215 basis points, compared to 205 basis points for the third quarter of 2009. The increase in net interest yield in the fourth quarter was primarily driven by lower funding costs due to lower interest rates on the company’s short- and long-term debt.

Net interest income for the full-year 2009 was $17.1 billion, compared to $6.8 billion for the full-year 2008. Net interest yield on a fully taxable-equivalent basis for the full-year 2009 was 194 basis points, compared to 87 basis points for the full-year 2008. The increase in net interest income and net interest yield during 2009 was primarily driven by a decrease in funding costs as a result of the replacement of higher cost short- and long-term debt with lower cost debt, as well as an increase in the average balance of the company’s investments in mortgage loans and mortgage-related securities. These increases were partially offset by the impact of declining short-term interest rates on the company’s floating-rate investments.

Net interest income and net interest yield during 2009 exclude the cost of funds the company received from Treasury under the Purchase Agreement, which is reported as dividends paid on senior preferred stock.

Management and guarantee income for the fourth quarter of 2009 was $743 million, compared to $800 million for the third quarter of 2009. Management and guarantee income for the full-year 2009 was $3.0 billion, compared to $3.4 billion for the full-year 2008.

The decreases in management and guarantee income for both the fourth quarter and full-year 2009 reflect reduced amortization income related to certain pre-2003 deferred fees due to an increase in forecasted interest rates, which resulted in a decrease in projected prepayments.

Low-income housing tax credit partnerships for the fourth quarter of 2009 was an expense of $3.4 billion, compared to an expense of $479 million for the third quarter of 2009. Low-income housing tax credit partnerships for the full-year 2009 was an expense of $4.2 billion, compared to an expense of $453 million for the full-year 2008.

The increase in LIHTC partnerships expense in both the fourth quarter and full-year 2009 was mostly driven by the write-down of the carrying value of the company’s LIHTC partnership investments to zero during the fourth quarter. On February 18, 2010, after consultation with Treasury and consistent with the terms of the Purchase Agreement, the Federal Housing Finance Agency (FHFA) informed Freddie Mac the company may not sell or transfer the assets and that

Freddie Mac Fourth Quarter 2009 Financial Results
February 24, 2010

FHFA sees no other disposition options. As a result, the company wrote down the carrying value of its LIHTC investments to zero as of December 31, 2009. This write-down increases the likelihood that the company will require additional draws from Treasury under the Purchase Agreement. For a more detailed discussion, see “Note 5: VARIABLE INTEREST ENTITIES” in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Other non-interest income (loss) for the fourth quarter of 2009 was income of $883 million, compared to a loss of $1.4 billion for the third quarter of 2009. Other non-interest income (loss) for the full-year 2009 was a loss of $1.6 billion, compared to a loss of $32.1 billion for the full-year 2008.

Included in other non-interest income for the fourth quarter of 2009 were net mark-to-market gains of $2.1 billion, compared to net mark-to-market gains of $42 million in the third quarter of 2009. Fourth quarter net mark-to-market gains reflect the effect of higher long-term interest rates and tighter spreads on the company’s derivative portfolio, guarantee asset and trading securities.

Also included in other non-interest income for the fourth quarter of 2009 was $667 million of net impairment of AFS securities recognized in earnings, compared to $1.2 billion of net impairment of AFS securities recognized in earnings during the third quarter of 2009, as the pace of deterioration in credit quality of the underlying collateral slowed during the fourth quarter.

Other non-interest loss for the full-year 2009 included $11.2 billion of net impairment of AFS securities recognized in earnings. The company adopted an amendment to the accounting standards for investments in debt and equity securities on April 1, 2009. Consequently, full-year 2009 impairment results are not directly comparable to the full-year 2008 impairment results. Net impairment of AFS securities recorded in earnings was $17.7 billion for the full-year 2008.

Other non-interest loss for the full-year 2009 also included net mark-to-market gains of $11.0 billion, compared to net mark-to-market losses of $17.7 billion for the full-year 2008. Net mark-to-market gains in 2009 were mainly driven by higher long-term interest rates and tighter spreads on the company’s derivative portfolio, guarantee asset and trading securities during the year.

Credit-related expenses, consisting of provision for credit losses and real estate owned (REO) operations expense, were $7.1 billion for the fourth quarter of 2009, compared to $7.9 billion for the third quarter of 2009. Credit-related expenses for the full-year 2009 were $29.8 billion, compared to $17.5 billion for the full-year 2008.

Freddie Mac Fourth Quarter 2009 Financial Results
February 24, 2010

During the fourth quarter of 2009, the company identified two errors in loss severity rate inputs used by its models to estimate the company’s single-family loan loss reserves. These errors affected amounts previously reported. Freddie Mac has concluded that while these errors are not material to the company’s previously issued consolidated financial statements for the first three quarters of 2009 or to its consolidated financial statements for the full-year 2009, the cumulative impact of correcting these errors in the fourth quarter would have been material to the fourth quarter of 2009. Freddie Mac revised its previously reported results for the first three quarters of 2009 to correct these errors in the appropriate quarterly period. As a result, Freddie Mac increased its previously reported third quarter 2009 provision for credit losses by $396 million to reflect these adjustments.

Provision for credit losses for the fourth quarter of 2009 was $7.0 billion, compared to $8.0 billion for the third quarter of 2009. Provision for credit losses remained at an elevated level due to continued credit deterioration and challenging economic conditions. The third quarter results include an adjustment to the provision for credit losses based on observed changes in economic drivers impacting borrower behavior and delinquency trends for certain loans, as well as the adjustments discussed above. For a more detailed discussion, see “QUARTERLY SELECTED FINANCIAL DATA” in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Provision for credit losses for the full-year 2009 was $29.5 billion, compared to $16.4 billion for the full-year 2008, reflecting continued credit losses amid ongoing weakness in the U.S. economy and housing market. The increase in provision for credit losses during 2009 primarily reflected significant increases in delinquency rates and foreclosures and higher severity of losses on a per-property basis.

During the fourth quarter and full-year 2009, the company experienced further deterioration in its single-family guarantee portfolio.

•	Single-family serious delinquency rate, excluding Structured Transactions, was 3.87% at December 31, 2009, compared to 3.33% at September 30, 2009 and 1.72% at December 31, 2008. The increase is due in part to a slowing of the foreclosure process, due to HAMP and other loss mitigation programs, as well as extended statutory foreclosure timelines in many states and servicer capacity constraints.

•	Single-family net charge-offs increased to $2.4 billion in the fourth quarter of 2009, compared to $2.2 billion in the third quarter of 2009. Single-family net charge-offs were $7.6 billion for the full-year 2009, compared to $2.7 billion for the full-year 2008.

Freddie Mac Fourth Quarter 2009 Financial Results
February 24, 2010

REO operations income (expense) for the fourth quarter of 2009 was an expense of $88 million, compared to income of $96 million for the third quarter of 2009, reflecting lower recoveries of property write-downs in the fourth quarter compared to the third quarter.

REO operations expense for the full-year 2009 was $307 million, compared to $1.1 billion for the full-year 2008. The decrease was primarily due to a stabilization in home prices during 2009, compared to a sharp decline in home prices during 2008.

Other non-interest expense for the fourth quarter of 2009 was $1.2 billion, compared to $628 million for the third quarter of 2009. Other non-interest expense for the full-year 2009 was $5.2 billion, compared to $3.2 billion for the full-year 2008.

The increase in other non-interest expense for the fourth quarter of 2009, compared to the third quarter of 2009, was driven by a $481 million increase in losses on loans purchased from the company’s PC pools due to an increase in purchase volume of delinquent and modified loans as more modifications were settled in the fourth quarter of 2009.

The increase in other non-interest expense for the full-year 2009 compared to the full-year 2008 was primarily driven by a $3.1 billion increase in losses on loans purchased due to both an increase in volume and a decline in the fair value of loans purchased from PC pools. Other non-interest expense for the full-year 2008 included a securities administrator loss on investment activity of $1.1 billion related to investments made by Freddie Mac in Lehman Brothers Holdings Inc. in the company’s role as securities administrator for certain trust-related assets.

Income tax benefit (expense) for the fourth quarter of 2009 was an expense of $440 million, compared to a benefit of $149 million for the third quarter of 2009, primarily due to a decrease in the estimated 2009 taxable loss.

Income tax benefit (expense) for the full-year 2009 was a benefit of $830 million, compared to an expense of $5.6 billion for the full-year 2008. Income tax expense for the full-year 2008 was primarily driven by the company’s establishment of a partial valuation allowance against the net deferred tax asset in the third quarter of 2008. The company is required to assess the realizability of the deferred tax asset on a quarterly basis.

At December 31, 2009, the company had a remaining net deferred tax asset of $11.1 billion, representing the tax effect of net unrealized losses on its AFS securities, which management believes is more likely than not of being realized because of the company’s conclusion that it has the intent and ability to hold its AFS securities until temporary unrealized losses are recovered.

Freddie Mac Fourth Quarter 2009 Financial Results
February 24, 2010

AOCI, net of taxes as of December 31, 2009 was a loss of $23.6 billion, compared to a loss of $26.4 billion as of September 30, 2009 and a loss of $32.4 billion as of December 31, 2008. The decrease in unrealized losses recorded in AOCI for both the fourth quarter and full-year 2009 was primarily attributable to improved values on the company’s AFS securities.

For a more detailed discussion of results, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in the company’s Annual Report on Form 10-K for the year ended December 31, 2009. For a discussion of risks and uncertainties that could adversely affect the company’s business, financial condition, results of operations, capital position, cash flows, strategies and/or prospects, see “BUSINESS”, “RISK FACTORS” and “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Net Worth and Senior Preferred Stock

Freddie Mac’s net worth was $4.4 billion at December 31, 2009. As a result of the positive net worth, no additional funding was required from Treasury under the terms of the Purchase Agreement for the fourth quarter.

On December 24, 2009, Treasury announced that it had amended the Purchase Agreement. Under the newly amended agreement, the $200 billion cap on Treasury’s funding commitment to Freddie Mac will increase as necessary to accommodate any cumulative reduction in Freddie Mac’s net worth during 2010, 2011 and 2012. In addition, the annual 10% reduction in the size of Freddie Mac’s mortgage-related investments portfolio, the first of which is effective on December 31, 2010, will be calculated based on the maximum allowable size of the mortgage-related investments portfolio, rather than the actual balance of the mortgage-related investments portfolio as of December 31 of the preceding year. Therefore, the unpaid principal balance of the company’s mortgage-related investments portfolio may not exceed $810 billion as of December 31, 2010. Further, under the amended Purchase Agreement, the determination and payment of the periodic commitment fee that Freddie Mac must pay to Treasury will be delayed by one year and will be payable quarterly beginning March 31, 2011.

The aggregate liquidation preference of the company’s senior preferred stock was $51.7 billion as of December 31, 2009. Based on the current aggregate liquidation preference of $51.7 billion, Treasury, the holder of the senior preferred stock, is entitled to annual cash dividends of approximately $5.2 billion, which exceeds the company’s annual historical earnings in most periods. Including the $1.3 billion quarterly dividend paid on December 31, 2009, the company

Freddie Mac Fourth Quarter 2009 Financial Results
February 24, 2010

has paid aggregate dividends of $4.3 billion in cash on the senior preferred stock to Treasury at the direction of FHFA, acting as Conservator.

Freddie Mac expects to request additional draws under the Purchase Agreement in future periods due to a variety of factors that could adversely affect the level and volatility of the company’s net worth. For a discussion of these factors, see “LIQUIDITY AND CAPITAL RESOURCES — Capital Resources” in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Freddie Mac is under conservatorship and is dependent upon the continued support of Treasury and FHFA to continue operating its business.

Adoption of Accounting Standards Relating to Transfers of Financial Assets and Consolidation of Variable Interest Entities (VIEs) — SFAS 166 and SFAS 167

Effective January 1, 2010, the company prospectively adopted: (i) the amendment to the accounting standards for transfers of financial assets and (ii) the amendment to the accounting standards on consolidation of VIEs. The adoption of these amendments will have a significant impact on the company’s consolidated financial statements and other financial disclosures beginning with the first quarter of 2010. As a result of the adoption, Freddie Mac recognized a significant decline in its total equity (deficit) on January 1, 2010, which will increase the likelihood that the company will require a draw from Treasury under the Purchase Agreement for the first quarter of 2010. The cumulative effect of these changes in accounting principles as of January 1, 2010 is a net decrease of approximately $11.7 billion to the company’s total equity (deficit), which includes the changes to the opening balances of its AOCI and retained earnings (accumulated deficit).

For more information, see “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Supporting the Nation’s Housing Recovery

Freddie Mac has remained a major and constant source of mortgage funding during the housing crisis. In 2009, the company purchased or guaranteed approximately one out of every four home loans originated during the year. Freddie Mac provided $548.4 billion of liquidity to the mortgage market, helping finance approximately 2.2 million conforming single-family loans and approximately 253,000 units of multifamily rental housing. This included approximately $379

Freddie Mac Fourth Quarter 2009 Financial Results
February 24, 2010

billion in single-family refinance volume, creating an estimated $4.5 billion in aggregate annual interest savings for approximately 1.8 million borrowers. In addition, through the Obama Administration’s Housing Finance Agency initiative, the company delivered approximately $11.8 billion in affordable housing financing to local markets across the country, which included the company’s guarantee of $0.1 billion of bonds under the Multifamily Credit Enhancement Initiative.

Freddie Mac also supported the mortgage market by helping struggling borrowers avoid foreclosure. In 2009, the company helped more than 272,000 borrowers stay in their homes or sell their properties through the company’s long-standing traditional foreclosure avoidance programs and HAMP. During 2009, the company completed (measured in number of loans):

•	65,044 loan modifications

•	33,725 repayment plans

•	21,355 forbearance agreements

•	22,591 pre-foreclosure sales

Additionally, 129,380 loans remained in HAMP trial periods as of December 31, 2009, according to information provided by the MHA program administrator.

During the fourth quarter of 2009, the MHA program continued to be the centerpiece of the company’s efforts to help struggling borrowers lower their mortgage payments to more affordable levels. Freddie Mac’s key programs implementing MHA — HAMP and the Freddie Mac Relief Refinance Mortgagesm — continued to gain traction during the quarter.

During the second half of 2009, Freddie Mac accelerated its efforts to convert more HAMP trial period loans into permanent modifications by implementing document collection and signature services, and door-knocking programs and by reaching out to distressed borrowers through local nonprofit organizations. Based on information provided by the MHA program administrator, 13,927 HAMP loan modifications were completed through December 31, 2009. Only a portion of completed HAMP loan modifications reported by the MHA program administrator are reflected in the company’s loan modification results, due to timing differences around completed loan status between the company and the MHA program administrator.

In addition, Freddie Mac continued the purchase of refinance mortgages originated under the Freddie Mac Relief Refinance Mortgagesm. The company helped to refinance approximately 169,000 loans totaling $34.7 billion of unpaid principal balance as of December 31, 2009 under this program.

Freddie Mac Fourth Quarter 2009 Financial Results
February 24, 2010

Freddie Mac is currently working with Treasury to support the Home Affordable Foreclosure Alternatives Program. This program will provide incentives to servicers and borrowers to pursue pre-foreclosure sales and deeds-in-lieu of foreclosure in cases where a borrower is eligible for a MHA modification but unable to complete the modification process.

Additional Information

For more information, including that related to Freddie Mac’s conservatorship and related actions, see the company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the company’s Consolidated Financial Statements, Core Tables and financial results supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship and the company’s current expectations and objectives for the company’s efforts under the MHA program and other programs to assist the U.S. residential mortgage market, future business plans, liquidity, capital management, economic and market conditions and trends, market share, legislative and regulatory developments, implementation of new accounting standards, credit losses, internal control remediation efforts, and results of operations and financial condition. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, the Federal Reserve, and Treasury, and the impacts of legislation or regulations and new or amended accounting standards, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, which is available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac Fourth Quarter 2009 Financial Results
February 24, 2010

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

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